Exhibit 99.1

Dorian LPG Ltd. Announces Closing of Two Financing Transactions: Refinancing of Commercial Tranche of 2015 Facility and Japanese Financing of 2015-built VLGC Cresques; Provides Drydocking Update and Share Repurchase Information

STAMFORD, Conn., May 5, 2020 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern and ECO very large gas carriers (“VLGCs”), today announced the closing of two significant debt financing transactions, underscoring its ability to source attractively priced and structured capital in the current challenging environment.

As part of a refinancing of the $758 million debt financing facility that the Company entered into in March 2015 (the “2015 Facility”), Credit Agricole Corporate Investment Bank (“Credit Agricole”) and Skandinaviska Enskilda Banken AB (publ) (“SEB”) became new lenders to the Company and served as Bookrunners.  ABN AMRO Capital USA (“ABN”) served as Administrative Agent and Sustainability Coordinator and, together with ING Bank N.V., London Branch (“ING”), as Joint Syndication Agents.  Citibank N.A., London Branch (“Citi”) served as ECA Agent.

John Hadjipateras, Chairman and CEO of Dorian LPG Ltd., said, “Against the backdrop of volatile credit markets, we completed two important transactions that lowered our LIBOR margins and improved terms.  In addition, the inclusion of a mechanism that ties improvements in our Average Efficiency Ratio to additional interest margin reductions allows us to further monetize investments we have made in making our VLGC fleet one of the most fuel-efficient in the world.”

Ted Young, Chief Financial Officer and Treasurer of the Company, added, “Our core banks – ABN, Citi, and ING, all longstanding relationships for which we are very grateful – once again supported us, and we are very pleased to welcome Credit Agricole and SEB to our banking syndicate.  Both banks are world class players and have a demonstrated commitment to the shipping industry.  In addition, our long-term financing of the Cresques reflects the continued importance of a track record of safety and financial responsibility and the value of relationships in accessing financing sources in Japan.”

2015 Loan Facility – Commercial Tranche Refinancing
On April 29, 2020, Dorian LPG closed the refinancing of the commercial tranche of its 2015 Facility pursuant to an Amended and Restated Facility Agreement (henceforth, the “2015 AR Facility”).  On completion of the transaction, Dorian LPG borrowed $155.8 million, of which $152.9 million went to repay the outstanding loan under the commercial tranche of the 2015 Facility and $2.9 million of additional cash will be used for general corporate purposes.  Key features of the 2015 AR Facility include:

•	Extension of the maturity of the refinanced commercial tranche from March 2022 until March 2025.
•	Reduction of annual principal amortization from $12.3 million to $600,000 on the refinanced commercial tranche.
•	Addition of a $25 million revolving credit facility, subject to customary availability conditions.
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Reduction in the LIBOR margin on the refinanced commercial tranche to 250 basis points from 275 basis points, subject to 10 basis points upward or downward adjustment based on the Company’s loan to value ratio for vessels secured under the 2015 AR Facility.

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Additional LIBOR reduction of up to 10 basis points for reduction in the Company’s Average Efficiency Ratio for the vessels in its fleet that are owned or technically managed pursuant to a bareboat charter.

Sustainalytics provided an opinion to the Company in conjunction with the transaction confirming that the loan is alignment with Sustainability Linked Loan Principles as promulgated by the Loan Syndications and Trading Association in 2019.

The financial covenants and security value ratio currently in place under the 2015 Facility will remain until the Company obtains the approval of those lenders constituting the “Required Lenders” under the 2015 AR Facility, to make the following changes:

•	Elimination of the interest coverage ratio.
•	Reduction of the minimum liquidity covenant from $40 million to at least $27 million.
•	Increase of the security value ratio from 135% to 145%.

Japanese Financing of the Cresques
On April 23, 2020 the Company completed a $71.5 million sale and bareboat charter arrangement for its 2015-built VLGC Cresques (the "Cresques Japanese Financing").

The Cresques Japanese Financing resulted in cash proceeds of $52.5 million, $28.5 million of which was used to prepay a portion of the 2015 Facility, and the balance of which will be used for general corporate purposes.  The Cresques Japanese Financing has a mandatory buyout in 2032 with early purchase options from April 24, 2023, amortizes principal of $285,000 per month, and carries a floating interest rate of 1 Month LIBOR plus 2.5%.

Drydocking Program Update
The Cratis and the Cheyenne recently completed their scrubber retrofits and special survey works and are now are back in service, bringing the Dorian LPG fleet total of scrubber operating vessels to nine.
The Company plans to commence work on the tenth scrubber retrofit in the next 7 days for the Constitution, which will also include special survey works.

Share Repurchase Program
The Company also repurchased over $32.2 million of its common stock or 3 million shares at an average price of $10.77 per share during the quarter ended March 31, 2020, bringing total repurchases under its $100 million authorization to $49.3 million.

About Dorian LPG Ltd.

Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs.  Dorian LPG’s fleet currently consists of 24 modern VLGCs. Dorian LPG has offices in Stamford, Connecticut, USA; London, United Kingdom; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com

For further information:

Dorian LPG Ltd.
Ted Young
Chief Financial Officer
(203) 674-9900
IR@dorianlpg.com

Source: Dorian LPG Ltd.